EXHIBIT 99.1

American Science and Engineering, Inc. Reports Results for

First Quarter Fiscal Year 2016

•                  Revenues for first quarter reported at $31.4 million

•                  Bookings for first quarter reported at $45.9 million, highest level in last five quarters; Book to Bill ratio of 1.46

•                  Net loss of $0.5M for first quarter includes one-time charge of $1.7M equal to $0.15 EPS related to corporate realignment

•                  The Company expects to reduce annual operating expenses by $6.0 million through previously announced workforce and other targeted cost reductions

•                  The Company declares a quarterly dividend of $0.50 per share

BILLERICA, Mass. — August 6, 2015 — American Science and Engineering, Inc. (NASDAQ: ASEI) (“AS&E”), a leading worldwide supplier of innovative X-ray inspection solutions, today reported its financial results for the first quarter of fiscal year 2016 ended June 30, 2015. The Company reported revenues of $31.4 million as compared with revenues of $35.5 million for the first quarter of fiscal year 2015, a net loss of $0.5 million as compared with net income of $1.5 million for the first quarter of fiscal year 2015, and loss per share of $0.07, inclusive of the $1.7 million one-time charge equal to $0.15 earnings per share related to the corporate realignment, as compared with earnings per share of $0.18 for the first quarter of fiscal year 2015.

The Company reported $45.9 million in bookings for the first quarter of fiscal year 2016 as compared with $22.3 million in bookings for the first quarter of the prior fiscal year. Backlog at June 30, 2015 was $152.8 million.

The Company is declaring a quarterly cash dividend of $0.50 per share, payable on September 2, 2015 to the holders of record at the close of business on August 20, 2015.

In the first quarter, the Company reported the formation of two focused business units, Detection Products and Detection Services. This realignment is expected to improve AS&E’s operational efficiencies, expedite new product development, heighten focus on strategic Detection Services growth initiatives, and create a leaner corporate structure to better address current market conditions. As a result of the realignment, the Company expects to realize annual cost savings of approximately $6.0 million beginning in the second quarter of fiscal year 2016.

“We are pleased that bookings rebounded to their highest level in the last five quarters, supported by orders for our top-selling ZBV® mobile inspection system from the U.S. government and Asia Pacific region and continued strong bookings for our Detection Services division,” said Chuck Dougherty, AS&E’s President and Chief Executive Officer. “We are seeing positive results from our expanded product portfolio, with first-time orders for the MINI Z® portable screening system from four U.S. government agencies as well as public safety and security customers in the European Union, Middle East, and Asia Pacific regions. In similar fashion, we expect that the introduction of the Tx-View™ for ZBV option — which complements our proven Z Backscatter® imaging with enhanced detection of weapons and metallic components of vehicle-borne improvised explosive devices (VBIEDs) — will expand our served market for the ZBV system.”

Chuck Dougherty, President and Chief Executive Officer, and Ken Galaznik, Senior Vice President, Chief Financial Officer, and Treasurer, will host a conference call and simultaneous webcast to discuss the results and respond to questions. The conference call and webcast will include a presentation and are scheduled for Thursday, August 6, 2015 at 4:30 p.m. ET.

To participate in the conference call, please dial 877.303.9143 at least 10 minutes prior to its starting time. For international participants, please dial 760.536.5194.  The conference identification number is 85703112. You will be placed on hold until the conference call is ready to begin. The live webcast and presentation can be accessed through the investor relations section of the Company’s website at http://ir.as-e.com/events.cfm.

An audio replay of the teleconference will be available, in its entirety, starting Thursday, August 6, 2015 at 7:30 p.m. ET for a one-week period by dialing 855.859.2056. Internationally, please dial +1.404.537.3406. The conference identification number is 85703112. The replay and presentation will also be available through the Company’s website at http://ir.as-e.com/events.cfm.

About AS&E

American Science and Engineering, Inc. (AS&E) is the trusted global provider of threat and contraband detection solutions for ports, borders, military, critical infrastructure, law enforcement, and aviation. With over 50 years of experience, AS&E offers proven, advanced X-ray inspection systems to combat terrorism, drug smuggling, illegal immigration and trade fraud. AS&E systems are designed in a variety of configurations for cargo and vehicle inspection, parcel inspection, and personnel screening. Using a combination of technologies, these systems provide superior detection capabilities, with high-energy, dual-energy, and Z Backscatter X-rays. Learn more about AS&E products and technologies at www.as-e.com and follow us on Twitter @ase_detects.

Public Relations Contact:

Dana Harris	Laura Berman
Red Javelin Communications, Inc.	American Science and Engineering, Inc.
978-440-8392	978-262-8700
dana@redjavelin.com	lberman@as-e.com

Safe Harbor Statement: The foregoing press release contains statements concerning AS&E’s financial performance, markets and business operations that may be considered “forward-looking” under applicable securities laws. AS&E wishes to caution readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from those projected in the forward-looking statements contained herein include the following: significant reductions, delays or cancellations (in full or in part) in procurements of the Company’s systems by the United States and other governments; disruption in the supply of any source component incorporated into AS&E’s products; litigation seeking to restrict the use of intellectual property used by the Company; limitations under certain laws on the Company’s ability to protect its own intellectual property; potential product liability claims against the Company; global political trends and events which affect public perception of the threat presented by drugs, explosives and other contraband; global economic developments and the ability of governments and private organizations to fund purchases of the Company’s products to address such threats; the potential insufficiency of Company resources, including human resources, capital, plant and equipment and management systems, to accommodate any future growth; technical problems and other delays that could impact new product development and the Company’s ability to adapt to changes in technology and customer requirements; competitive pressures; lengthy sales cycles both in United States government procurement and procurement abroad; future delays in federal funding, the market price of the company’s stock prevailing from time to time, the nature of other investment opportunities presented to the company from time to time, the company’s cash flows from operations and market and general economic conditions. These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in AS&E’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. AS&E undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time. Readers are further advised to review the “Risk Factors” set forth in the Company’s most recent Form 10-Q and Form 10-K, which further detail and supplement the factors described in this Safe Harbor Statement. Among other disclosures, the Risk Factors disclose risks pertaining to that portion of the Company’s business that is dependent on United States government contracting as well as international customers.

AMERICAN SCIENCE AND ENGINEERING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended
	June 30, 2015	June 30, 2014
Total net sales and contract revenues	$31,444	$35,537

Total cost of sales and contracts	17,018	19,068
Gross profit	14,426	16,469

Expenses:
Selling, general and administrative expenses	8,270	8,191
Research and development costs	6,889	6,006
Total operating expenses	15,159	14,197

Operating income (loss)	(733)	2,272
Interest and other, net	(59)	(85)
Income (loss) before provision for (benefit from) income taxes	(792)	2,187
Provision for (benefit from) income taxes	(277)	733

Net income (loss)	$(515)	$1,454

Income (loss) per share - Basic	$(0.07)	$0.18
Income (loss) per share - Diluted	$(0.07)	$0.18

Weighted average shares - Basic	7,161	7,891
Weighted average shares - Diluted	7,161	7,913

The results of operations reported herein may not be indicative of future financial conditions or results of future operations.

AMERICAN SCIENCE AND ENGINEERING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2015	March 31, 2015
Assets
Current assets:
Cash and cash equivalents	$61,099	$68,835
Restricted cash	5,521	6,193
Short-term investments, at fair value	21,120	24,533
Accounts receivable, net	25,208	22,124
Unbilled costs and fees	4,323	1,848
Inventories, net	37,272	40,983
Other current assets	12,207	13,187
Total current assets	166,750	177,703

Non-current assets:
Equipment and leasehold improvements, net	7,963	8,711
Restricted cash	25	208
Other assets	6,365	6,486
Total assets	$181,103	$193,108

Liabilities & Stockholders’ Equity
Current liabilities:
Accounts payable	$4,059	$7,200
Customer deposits	11,482	13,956
Deferred revenue	6,430	7,355
Other current liabilities	11,962	12,664
Total current liabilities	33,933	41,175

Non-current liabilities:
Other non-current liabilities	2,817	1,526
Total liabilities	36,750	42,701

Stockholders’ equity	144,353	150,407
Total liabilities and stockholders’ equity	$181,103	$193,108

AMERICAN SCIENCE AND ENGINEERING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Three Months Ended
	June 30, 2015	June 30, 2014
Cash flows from operating activities:
Net income (loss)	$(515)	$1,454
Adjustments to reconcile net income (loss) to net cash used for operating activities:
Depreciation and amortization	1,006	1,312
Provision for contracts, inventory, and accounts receivable reserves	35	(420)
Amortization of bond premium	34	289
Stock compensation expense	334	779

Changes in assets and liabilities:
Accounts receivable	(3,114)	4,068
Unbilled costs and fees	(2,475)	(678)
Inventories	3,706	(4,297)
Prepaid expenses and other assets	1,101	(4,474)
Accounts payable	(3,141)	(3,124)
Accrued income taxes	—	(2,072)
Customer deposits	(2,474)	4,396
Deferred revenue	309	115
Accrued expenses and other liabilities	(645)	(5,591)
Net cash used for operating activities	(5,839)	(8,243)

Cash flows from investing activities:
Purchases of short-term investments	—	(21,133)
Proceeds from sales and maturities of short-term investments	3,380	22,000
Purchases of property and equipment, net	(258)	(396)
Net cash provided by investing activities	3,122	471

Cash flows from financing activities:
Decrease in restricted cash	855	—
Proceeds from exercise of stock options	—	116
Repurchase of shares of common stock	(2,263)	—
Repayment of leasehold financing liability	—	(376)
Payment of common stock dividend	(3,611)	(3,991)
Net cash used for financing activities	(5,019)	(4,251)

Net decrease in cash and cash equivalents	(7,736)	(12,023)
Cash and cash equivalents at beginning of period	68,835	62,143
Cash and cash equivalents at end of period	$61,099	$50,120